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                                                                     Exhibit 5.1




                             February 6, 1998


Integrated Process Equipment Corp.
911 Bern Court
San Jose, California 95122

  RE: REGISTRATION STATEMENT ON FORM S-3
      ----------------------------------

Gentlemen:

  We have examined the Registration Statement on Form S-3 to be filed by Integrated Process Equipment Corp. (the "Company") with the Securities and Exchange Commission on or about December 15, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of the Company (the "Shares") issuable upon conversion of $115,000,000 aggregate principal amount of 6-1/4% Convertible Subordinated Notes (the "Registrable Notes") of the Company due September 15, 2004.


  It is our opinion that:

     1. The Registrable Notes are valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy or similar laws affecting creditors' rights generally and general principles of equity.

     2. Upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of Shares, the Shares, when issued and sold in the manner referred to in the Registration Statement and in accordance with the terms of the Registrable Notes, will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto which have been approved by us.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation



                                         /s/ Wilson Sonsini Goodrich & Rosati